SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 25, 2006

NWH, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23598	13-3735316
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

156 West 56th Street Suite 2001, New York, New York 10019
(Address of principal executive offices) (Zip Code)

(212) 582-1212
(Registrants’ telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.             Entry into a Material Definitive Agreement.

On May 25, 2006, NWH, Inc. (Registrant) announced that it had entered into an Agreement and Plan of Merger dated as of May 25, 2006 (the Merger Agreement), with Ingenix, Inc., a Delaware corporation (Parent), and Mogul Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (Merger Sub).  Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Registrant, with Registrant surviving as a wholly-owned subsidiary of Parent.

The Merger Agreement includes customary representations, warranties and covenants of the parties to the merger.  The merger is conditioned on the approval of Registrant’s stockholders, the acquisition of any necessary regulatory approvals and certain other closing conditions.

Parent will pay $18.24 per share of Registrant’s common stock at the closing as merger consideration to Registrant’s stockholders.  The parties also intend to cancel all of Registrant’s outstanding stock options at the closing, with payments to holders in respect of such cancellations in lump sum cash payments, reduced, but not below zero, by any exercise prices and tax withholdings.  Registrant and Parent currently expect the merger to close in the third quarter of 2006.

In addition, Registrant has agreed, among other things and subject to certain exceptions as described in the Merger Agreement, (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the merger, (ii) not to engage in certain transactions during such period and (iii) to cause a special stockholder meeting to be held to consider approval of the merger and the other transactions contemplated by the Merger Agreement.

The Merger Agreement prohibits Registrant from soliciting or entertaining alternative business acquisition proposals, subject to certain exceptions for proposals that are determined in good faith to constitute or to be reasonably likely to constitute a superior proposal, and contains certain termination rights for both Registrant and Parent.  Either party may terminate the Merger Agreement if the merger is not consummated on or before September 30, 2006, if the merger is not approved by Registrant’s stockholders or upon other customary events.  Parent may terminate the Merger Agreement if Registrant’s Board of Directors changes or does not reaffirm its recommendation of the merger.  Upon termination of the Merger Agreement under specified circumstances, Registrant may be required to pay Parent a termination fee of approximately $2.15 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein.

Parent has also executed voting agreements with stockholders who hold approximately 16.6% of the outstanding voting stock of Registrant, pursuant to which the stockholders have given Parent a proxy to vote all of the shares of Registrant’s common stock that the stockholders beneficially own in favor of adoption of the Merger Agreement and approval of the merger and against any alternative business acquisition proposal.

ITEM 9.01.             Financial Statements and Exhibits.

(d)  The following exhibits are included herein:

2.1                                 Agreement and Plan of Merger by and among Ingenix, Inc., Mogul Acquisition Corporation and NWH, Inc., dated as of May 25, 2006.

9.1                                 Voting Agreement by and among Ingenix, Inc. and Terrence S. Cassidy, dated as of May 25, 2006.

9.2                                 Voting Agreement by and among Ingenix, Inc. and Timothy Mathews, dated as of May 25, 2006.

9.3                                 Voting Agreement by and among Ingenix, Inc. and The TCGC Trust, dated as of May 25, 2006.

99.1                           Press Release dated May 25, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 26, 2006
NWH, INC.
(Registrant)

	By:	/s/ Terrence S. Cassidy
Terrence S. Cassidy
President and Chief Executive Officer

EXHIBIT INDEX

Exhibits
2.1	Agreement and Plan of Merger by and among Ingenix, Inc., Mogul Acquisition Corporation and NWH, Inc., dated as of May 25, 2006.

9.1	Voting Agreement by and among Ingenix, Inc. and Terrence S. Cassidy, dated as of May 25, 2006.

9.2	Voting Agreement by and among Ingenix, Inc. and Timothy Mathews, dated as of May 25, 2006.

9.3	Voting Agreement by and among Ingenix, Inc. and The TCGC Trust, dated as of May 25, 2006.

99.1	Press Release dated May 25, 2006.